Exhibit 99

CUBIC ENERGY INC.
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PRESS RELEASE
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For Immediate Release: December 8, 2005          Information: Tate Wallen
Website: www.cubicenergyinc.com                               Investor Relations
E-mail:  ir@cubicenergyinc.com                                (972)-686-0369




CUBIC ENERGY, INC. ANNOUNCES PLANS TO ACQUIRE ADDITIONAL BETHANY LONGSTREET ACREAGE AND PROVIDES UPDATE ON DRILLING PROGRAM


DALLAS, TX - December 8, 2005 - Cubic Energy, Inc., (NASDAQ:OTC:BB:QBIK) ("Cubic" or the "Company") announced today it expects to enter into a purchase agreement with Tauren Exploration, Inc. ("Tauren") whereby the Company would acquire from Tauren certain Bethany Longstreet leasehold interests, the amount of which is expected to exceed 10,000 acres (gross). The acquisition is subject to (i) approval by the Cubic Board of Directors, and a Special Committee formed by the disinterested Directors and/or advisors retained by such Special Committee, (ii) completion of due diligence, (iii) requisite Cubic shareholder approval to increase the number of authorized common shares and (iv) the closing of a significant financing transaction.

The purchase agreement is expected to provide that Tauren, an exploration and production company wholly-owned by Calvin Wallen III, will sell to Cubic a 50-70% working interest in the leasehold which is located in De Soto and Caddo Parishes, Louisiana along with an associated Area of Mutual Interest (AMI) with the right to acquire at "cost", a Seventy Percent (70%) working interest in all additional mineral leases, and only new mineral leases, obtained by Tauren in the AMI subsequent to the date of the proposed agreement; IN EXCHANGE FOR cash of $4.8 million, $2.5 million of restricted Cubic stock, and debt of $1.5 million (convertible into Cubic stock at $1.50/share) and a drilling credit of $5.0 million. The seller will retain a 30% working interest in the leasehold and in any newly acquired leases in the AMI.

James L. Busby, Chief Financial Officer of Cubic stated: "This acquisition, along with the proposed financing, should provide Cubic with the critical mass necessary to achieve the Company's goal of becoming a significant player in the Bethany Longstreet field. We will continue to exploit the Cotton Valley reservoirs as well as the additional serendipitous zones discovered in our first three Cotton Valley wells."

Cubic also announced that the drilling location for the S. E. Johnson 20 #1, Cubic's fourth Cotton Valley test, is almost complete and drilling is expected to commence later this month. Cubic's fifth Cotton Valley test is expected to follow the completion of the S. E. Johnson 20 #1 in January 2006.

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas. The Company's oil and gas assets and activity are concentrated primarily in Texas and Louisiana.


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          This press release includes statements, which may constitute
      "forward-looking" statements, usually containing the words "believe",
         "estimate", "project", "expect", or similar expressions. These statements are made pursuant to the safe harbor provision of the
        Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital for development of mineral projects and other projects, acceptance of the Companies' products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Companies' periodic report filings with the "Securities and Exchange Commission". By making these forward-looking statements, the companies undertake no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that the transactions discussed in this press release will be consummated.